Exhibit 99.1

POORE BROTHERS Announces Letter of Intent to Acquire

Mrs. Fields Brand Licenses

GOODYEAR, Ariz. — October 27, 2005 — Poore Brothers, Inc. (Nasdaq: SNAK) today announced the signing of a non-binding Letter of Intent to acquire certain assets and liabilities of Shadewell Grove Foods, Inc., and Shadewell Grove IP, LLC (collectively “Shadewell”) including the Mrs. Field’s® licenses to produce and sell ready-to-eat cookies, baking chips, brownies and toppings through grocery, drug, club, mass and convenience store channels.  The Letter of Intent is non-binding, and there can be no assurance that the acquisition will be completed or that it will be completed on the terms and conditions contained in the Letter of Intent.

Mr. Thomas W. Freeze, President and Chief Executive Officer, commented, “We believe this is an excellent fit with our strategic plan because the Mrs. Field’s® brand is nationally recognized for quality cookie products and there are many business synergy opportunities.  Shadewell currently sells its products in many of the same distribution channels that we do and they sell in several countries internationally.  Shadewell utilizes excellent co-packers to make their products and our goal is to combine warehousing and distribution for added efficiency gains.  We believe that this acquisition would be accretive after the initial integration phase.”

The Mrs. Field’s® licenses are currently the subject of litigation in the Delaware Chancery Court between Shadewell and Mrs. Fields, and the closing of the acquisition is intended to be conditioned upon the Company’s satisfaction with matters relating to the litigation.  The Company is not a party to the pending legal matters.  Completion of the acquisition is also subject to the signing of a definitive purchase agreement, completion of the financing for the transaction and fulfillment of other closing conditions to be contained in the definitive purchase agreement.  A closing is planned within thirty days.

The Company is purchasing agreed upon assets and liabilities, including the Mrs. Fields® licenses and certain tangible assets consisting principally of inventory and accounts receivables with minimal fixed assets.  The purchase price consists of $3 million at closing and a note for $22 million.  The principal amount of the note is subject to reduction to the extent gross revenue levels in 2005 for the acquired business are less than $44 million and working capital for the acquired business at the closing date is less than $2 million.  The Company’s obligation to pay the note is entirely contingent on a satisfactory resolution of pending legal matters relating to the Mrs. Fields® licenses, which could come after closing.  The Company plans to finance this acquisition with existing cash and new bank debt.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about Poore Brothers or this release, please contact Richard M. Finkbeiner, Senior Vice President and Chief Financial Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to the failure to negotiate a definitive agreement on mutually acceptable terms, the failure to obtain favorable resolution of certain legal matters relating to the Mrs. Fields® licenses, and the failure to successfully integrate operations of the acquired business with the Company’s business, and factors that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.